Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FIRST QUARTER

FISCAL 2009 RESULTS

MEDFORD, Oregon, November 7, 2008 – Harry & David Holdings, Inc., announced today financial results for the fiscal first quarter ended September 27, 2008. All results reflect continuing operations net of the Company’s divestiture of its Jackson & Perkins business in April 2007 and include the additions of the Wolferman’s and Cushman businesses acquired in January 2008 and August 2008, respectively.

Net sales for the 13-week period ended September 27, 2008 decreased 5.2% to $52.6 million, compared to $55.5 million for the 13-week period ended September 29, 2007. The net sales decrease of $2.9 million in the first quarter of fiscal 2009 from the same period in fiscal 2008 was primarily driven by lower sales volumes in the Stores and Wholesale segments, which were partially offset by an increase in its Direct Marketing segment.

“As we discussed in our conference call in September, we are facing increasingly challenging economic and market conditions, which have resulted in sales erosion,” said Bill Williams, President and Chief Executive Officer. “We have been and will continue to be proactive in our efforts to reduce operating and capital expenses, while focusing on every opportunity to optimize sales and gross profit. We will continue to provide the highest quality products and service to our customers.”

Gross profit margin was 30.8% in the first quarter of fiscal 2009 compared to 34.8% in the same period last year. The margin decrease was driven by increased markdown activity, lower delivery and processing revenue, and higher material costs, inventory reserves and freight and delivery expense this year versus last year.

For the first quarter of fiscal 2009, selling, general and administrative expenses were $37.9 million versus $38.5 million last year. However, due to lower sales, the rate increased to 72.1% from 69.4% in the first quarter of fiscal 2008.

In September 2008, the Company repurchased $10.2 million of its fixed rate Senior Notes in open market purchases for $7.1 million. The debt repurchase resulted in a non-cash net gain of $2.8 million, recorded in the first quarter of fiscal 2009.

The pre-tax loss from continuing operations for the first quarter of fiscal 2009 was $24.6 million, compared to a pre-tax loss of $25.4 million reported in the same period of fiscal 2008.

For the quarter ended September 27, 2008, the Company’s net loss, which includes discontinued operations, was $15.2 million, reflecting an effective tax rate of 37.6%, compared to a net loss of $16.2 million and an effective tax rate of 36.9%, reported in the same period last year.

EBITDA was a loss of $13.8 million in the first fiscal quarter of 2009, compared to a loss of $14.7 million in the same period of fiscal 2008. The improvement in EBITDA was primarily due to a gain on the retirement of debt and lower SG&A expenses offset by lower sales.

Inventory was $100.7 million at September 27, 2008, versus $106.1 million reported in the same period last year. The 5.1% year over year decrease in inventory, primarily in finished goods, was due to reduced production in September and offset by additional stores and the acquisitions of Wolferman’s and Cushman’s.

Capital expenditures were $1.7 million for the quarter ended September 27, 2008 versus $6.2 million reported in the same period last year. In addition, the Company has reduced or delayed discretionary capital spending.

Subsequent to September 27, 2008, the Company has purchased an additional $26.4 million of outstanding notes in open market purchases. These repurchases resulted in a net gain of approximately $12.6 million, comprised of a $13.2 million discount on the outstanding principal, partially offset by the write-off of $0.6 million of unamortized deferred financing costs.

The Company’s full interim results for the first fiscal quarter ended September 27, 2008 will be filed with the SEC in a quarterly report on Form 10-Q no later than November 11, 2008. The first quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, continued rising fuel energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, November 7, 2008 at 11:30 a.m. Pacific (2:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-762-8779 and international participants should dial 1-480-629-9041. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through November 21, 2008 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 3928174.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David®, Wolferman’s® and Cushman’s™ brands. Our fine gifts and other gourmet products are available at www.harryanddavid.com, www.wolfermans.com and www.honeybell.com.

CONTACTS:

Investor Contact	Media Contact

Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com
(541) 864-2164	(541) 864-2145

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	September 27, 2008	June 28, 2008	September 29, 2007
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$27,950	$40,792	$3,659
Short-term investments	—	15,033	—
Trade accounts receivable, net	6,482	2,084	7,487
Other receivables	3,029	2,843	3,967
Inventories, net	100,704	54,463	106,137
Deferred catalog expenses	18,214	6,258	14,483
Deferred income taxes	3,861	3,230	—
Prepaid income taxes	—	—	864
Other current assets	10,642	7,491	12,177

Total current assets	170,882	132,194	148,774
Fixed assets, net	159,404	162,214	165,092
Goodwill	9,006	3,690	—
Intangibles, net	47,984	45,677	28,645
Deferred financing costs, net	8,372	9,266	11,486
Other assets	3,271	3,596	3,721

Total assets	$398,919	$356,637	$357,718

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$33,267	$18,981	$34,380
Accrued payroll and benefits	14,211	14,052	12,778
Deferred revenue	7,917	13,667	8,562
Deferred income taxes	—	—	9,496
Income taxes payable	8,627	23,610	—
Accrued interest	1,814	5,523	1,974
Other accrued liabilities	7,945	7,932	7,946
Current portion of capital lease obligations	633	647	318
Revolving credit facility	73,000	—	19,000

Total current liabilities	147,414	84,412	94,454
Long-term debt and capital lease obligations	225,256	235,599	245,351
Accrued pension liabilities	16,182	17,494	13,029
Deferred income taxes	10,485	4,074	8,890
Other long-term liabilities	10,507	10,906	8,414

Total liabilities	409,844	352,485	370,138

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10	10
Additional paid-in capital	6,310	6,191	5,704
Accumulated other comprehensive income (loss), net of taxes	(3,529)	(3,558)	1,119
Retained earnings (accumulated deficit)	(13,716)	1,509	(19,253)

Total stockholders’ equity (deficit)	(10,925)	4,152	(12,420)

Total liabilities and stockholders’ equity (deficit)	$398,919	$356,637	$357,718

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended September 27, 2008	Thirteen weeks ended September 29, 2007
Net sales	$52,607	$55,454
Cost of goods sold	36,399	36,135

Gross profit	16,208	19,319

Operating expenses:
Selling, general and administrative	37,664	38,252
Selling, general and administrative – related party	250	250

	37,914	38,502

Operating loss	(21,706)	(19,183)

Other (income) expense:
Interest income	(184)	(461)
Interest expense	5,921	6,462
Gain on debt repayment	(2,843)	—
Other (income) expense, net	14	166

	2,908	6,167

Loss from continuing operations before income taxes	(24,614)	(25,350)
Benefit for income taxes	(9,264)	(9,355)

Net loss from continuing operations	(15,350)	(15,995)

Discontinued operations:
Gain on sale of Jackson & Perkins	21	18
Operating income (loss) from discontinued operations	180	(270)
Provision (benefit) for income taxes on discontinued operations	76	(93)

Net income (loss) from discontinued operations	125	(159)

Net loss	$(15,225)	$(16,154)

Net income (loss) per share – basic and diluted:
Continuing operations	(14.86)	(15.50)
Discontinued operations	0.12	(0.15)

Total	$(14.73)	$(15.65)

Weighted-average shares used in per share calculations:
Basic and diluted	1,033,295	1,032,260

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirteen weeks ended September 27, 2008	Thirteen weeks ended September 29, 2007
Operating activities
Net loss	$(15,225)	$(16,154)
Less: Net income (loss) from discontinued operations	125	(159)

Net loss from continuing operations	(15,350)	(15,995)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization of fixed assets	4,790	4,225
Amortization of intangible assets	293	444
Amortization of deferred financing costs	644	658
Stock option compensation expense	119	140
Loss (gain) on disposal of fixed assets	(5)	101
Gains on short-term investments	(64)	(162)
Deferred income taxes	5,704	(9,725)
Amortization of deferred pension loss, net of taxes	29	—
Gain on debt repayment	(2,843)	—
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(4,301)	(5,839)
Inventories	(45,537)	(43,731)
Deferred catalog expenses and other assets	(14,634)	(12,897)
Accounts payable	14,130	11,855
Accrued liabilities	(4,358)	(10,388)
Income taxes	(14,983)	(90)
Accrued pension liabilities	(1,312)	(2,475)
Deferred revenue	(5,750)	(4,352)

Net cash used in operating activities from continuing operations	(83,428)	(88,231)
Net cash provided by (used in) operating activities from discontinued operations	490	2,631

Net cash used in operating activities	(82,938)	(85,600)

Investing activities
Acquisition of fixed assets	(1,744)	(6,166)
Acquisition of business	(9,003)	—
Proceeds from the sale of fixed assets	10	21
Proceeds from the sale of held-to-maturity securities	5,000	24,978
Proceeds from the sale of available-for-sale securities	10,097	—

Net cash provided by investing activities from continuing operations	4,360	18,833
Net cash provided by investing activities from discontinued operations	—	3,368

Net cash provided by investing activities	4,360	22,201

Financing activities
Borrowings of revolving debt	73,000	19,000
Repayments of long-term debt	(7,107)	—
Repayments of capital lease obligations	(157)	(1,366)
Proceeds from exercise of stock options	—	16

Net cash provided by financing activities from continuing operations	65,736	17,650

Decrease in cash and cash equivalents	(12,842)	(45,749)
Cash and cash equivalents, beginning of period	40,792	49,408

Cash and cash equivalents, end of period	$27,950	$3,659

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Used In Operating Activities

(in Thousands)

	Thirteen weeks ended September 27, 2008	Thirteen weeks ended September 29, 2007
Net loss from continuing operations	$(15,350)	$(15,995)
Interest expense, net from continuing operations	5,737	6,001
Benefit for income taxes from continuing operations	(9,264)	(9,355)
Depreciation and amortization from continuing operations	5,083	4,669

EBITDA from continuing operations (1) (2)	$(13,794)	$(14,680)
Interest expense, net from continuing operations	(5,737)	(6,001)
Benefit for income taxes from continuing operations	9,264	9,355
Amortization of deferred financing costs	644	658
Stock option compensation expense	119	140
Loss (gain) on disposal of fixed assets	(5)	101
Gain on short-term investments	(64)	(162)
Deferred income taxes	5,704	(9,725)
Amortization of deferred pension loss, net of tax	29	—
Gain on debt repayment	(2,843)	—
Changes in operating assets and liabilities from continuing operations	(76,745)	(67,917)
Net cash provided by (used in) operating activities from discontinued operations	490	2,631

Net cash used in operating activities	$(82,938)	$(85,600)

(1)	In the thirteen-week period ended September 27, 2008, net loss and EBITDA from continuing operations included:

•	$432 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$300 of income associated with a vendor settlement;

•	$94 of integration expenses related to the acquisitions;

•	$87 of expense related to inventory step-up amortization related to the acquisition;

•	$5 gain on disposal of fixed assets;

•	$2,843 net gain on repayment of long-term debt;

•	$82 of expense associated with a leased facility identified for closure;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement; and

•	$316 of severance and re-organization payroll and benefits

In the thirteen-week period ended September 29, 2007, net loss and EBITDA from continuing operations included:

•	$624 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$282 of costs associated with a legal settlement;

•	$101 loss on disposal of fixed assets;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement; and

•	$234 of severance and re-organization payroll and benefits.

(2)	Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. The Company’s measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

The Company uses EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess its liquidity, financial leverage and ability to service its outstanding debt. For example, certain covenant and compliance ratios under its revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If the Company is not able to comply with these covenants, it may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect the Company’s liquidity and financial position.

The Company uses EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess its debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess its ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess its ability to fund future capital and non-capital projects. The Company believes that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect the Company’s cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	EBITDA is not a measure of discretionary cash available to the Company to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and

•	Other companies in the Company’s industry may calculate EBITDA differently than it does, limiting its usefulness as a comparative measure.

To compensate for these limitations, the Company analyzes EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

The Company also uses EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, the Company uses EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of the segments and business as a whole, and to make performance comparisons of the company compared to other peer companies. The Company believes that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess the operating performance and compare it to that of other peer companies.

Furthermore, the Company uses EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows the Company to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. The Company believes return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows the Company to better evaluate profitability and profit margin trends.

As a performance measure, the Company also uses return on capital employed to assist the Company in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps the Company make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect the Company’s operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to the Company to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund the Company’s business;

•	EBITDA does not reflect the Company’s tax expenses or the cash payments the Company is required to make to fulfill the Company’s tax liabilities; and

•	Other companies in the Company’s industry may calculate EBITDA differently than it does, limiting its usefulness as a comparative measure.

To compensate for these limitations the Company analyzes EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.